UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2002

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

1-1483	Washington Gas Light Company	District of Columbia	53-0162882
	1100 H Street, N.W.	and Virginia
Washington, D.C. 20080
(703) 750-4440

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

On March 21, 2001, the Public Service Commission of the District of Columbia (PSC of DC) issued an Order granting the Office of People’s Counsel’s (OPC) request to initiate an investigation into the reasonableness of the base rates of Washington Gas Light Company (Washington Gas or the Company), the regulated utility subsidiary of WGL Holdings, Inc.

As previously reported, on June 19, 2001, Washington Gas filed an application with the PSC of DC to increase its rates in the District of Columbia. The request seeks to increase overall annual revenues in the District of Columbia by approximately $16.3 million, or 6.8 percent, based on a proposed return on equity of 12.25 percent. Revenue from District of Columbia operations represents approximately 20% of total utility revenue for Washington Gas.

On March 8, 2002, the OPC filed Direct Testimony, in which it recommends that the PSC of DC order the Company to reduce rates in the District of Columbia by $12.0 million, or 5.0 percent. The OPC’s recommendation is premised on a 9.75 percent return on common equity. The OPC also proposes an immediate one-time refund of an estimated $9 million projected liability, which would otherwise be refunded through future rates, associated with Pensions and Other Postretirement Benefits.

Other parties that filed Direct Testimony in this case, include the Apartment and Office Building Association of Metropolitan Washington (AOBA), the Washington Metropolitan Area Transit Authority (WMATA), and the District of Columbia Office of Energy.

Washington Gas is reviewing the Direct Testimony filed by all parties in the case. The Company expects to file rebuttal testimony no later than April 15, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date March 11, 2002	/s/ Mark P. O’Flynn Mark P. O’Flynn Controller (Principal Accounting Officer)